Exhibit 99.1

News Release

Contact:	Investors	Media
	Steve Shriner	Barry Koling
	(404) 827-6714	(404) 230-5268

For Immediate Release

February 15, 2008

SunTrust President & CEO Wells To Add Chairman Position

To Current Role

Succeeds Former CEO L. Phillip Humann Who Will Retire in 2009 as part of “Long-Planned Process”

ATLANTA — The Board of Directors of SunTrust Banks, Inc. (NYSE: STI) announced today that James M. Wells III, the Company’s President and Chief Executive Officer since January 2007, will assume the additional role and title of Chairman of the Board at the Company’s annual meeting on April 29, 2008. Mr. Wells’ assumption of this additional role is coincident with an announcement by L. Phillip Humann, Executive Chairman of SunTrust since January 2007, that he will relinquish that position in anticipation of his planned retirement from SunTrust in 2009 following a 40-year-career with the Company.

As Chairman, President and CEO, Mr. Wells, 61, will retain executive management responsibility for SunTrust’s overall business operations and financial performance and continue to serve as Chairman of the Executive Committee of the Board.

“Today’s announcement concludes a long-planned Chairman-level succession process that began with our smooth transition of CEO responsibilities to Jim Wells in January 2007,” noted Mr. Humann.

Mr. Humann, 62, who served as SunTrust’s Chairman, President and Chief Executive Officer for nine years prior to assuming the Executive Chairman position in January 2007, said he will remain with SunTrust in a one-year consulting capacity prior to his planned retirement from the Company in April 2009. He will retire from the SunTrust Board of Directors effective with the 2008 annual meeting.

“Over the past year, despite the unforeseen market dislocations and change in the credit cycle that affected our industry, we have successfully built upon the solid foundation that Phil Humann established: financial strength, strong competitive positions in high-growth markets and a well balanced business mix,” said Mr. Wells. “I am pleased that for the next year we will be able to draw upon Phil’s strong client and community relationships as we continue to pursue our growth strategies.”

-more-

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of December 31, 2007, SunTrust had total assets of $179.6 billion and total deposits of $117.8 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, equipment leasing and capital markets services. SunTrust’s Internet address is suntrust.com.

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